Exhibit 28(d)(i)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT is dated as of January 1, 1999, as amended May 23, 2000, November 29, 2000, August 1, 2002, January 1, 2005, October 3, 2005, June 1, 2006, May 1, 2007, May 1, 2008, November 1, 2008, January 23, 2012, July 16, 2012, October 2, 2012, May 1, 2013, January 13, 2016, February 6, 2017, August 16, 2017 and October 4, 2017 between SUNAMERICA SERIES TRUST, a Massachusetts business trust (the “Trust”) and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser” or “SAAMCo”).

In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.

The Trust’s Portfolios.   The Trust is authorized to issue shares in separate series, with each series representing interests in a separate portfolio of securities and other assets, and currently offers shares of the series set forth in Schedule A attached hereto (the “Portfolios”). It is recognized that additional Portfolios may be added and certain current Portfolios may be deleted in the future.

2.

Duties of the Adviser.   The Adviser shall manage the affairs of the Trust as set forth herein, either by taking such actions itself or by delegating its duties to a subadviser pursuant to a written subadvisory agreement. Such duties shall include, but not limited to, continuously providing the Trust with investment management, including investment research, advice and supervision, determining which securities shall be purchased or sold by each Portfolio of the Trust and making purchases and sales of securities on behalf of each Portfolio. The Adviser’s management shall be subject to the control of the Trustees of the Trust (the “Trustees”) and in accordance with the objectives, policies and restrictions for each such Portfolio set forth in the Trust’s Registration Statement and its current Prospectus and Statement of Additional Information, as amended from time to time, the requirements of the Investment Company Act of 1940, as amended (the “Act”) and other applicable law, as well as to the factors affecting the Trust’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder and the status of variable contracts under the diversification requirements set forth in Section 817(h) of the Code and the regulations thereunder. In performing such duties, the Adviser shall (i) provide such office space, bookkeeping, accounting, clerical, secretarial and administrative services (exclusive of, and in addition to, any such service provided by any others retained by the Trust or any of its Portfolios) and such executive and other personnel as shall be necessary for the operations of each Portfolio, (ii) be responsible for the financial and accounting records required to be maintained by each Portfolio (including those maintained by the Trust’s custodian), and (iii) oversee the performance of services provided to each Portfolio by others, including the custodian, transfer agent, shareholder servicing agent and subadviser, if any. The Trust acknowledges that the Adviser also acts as the manager of other investment companies.

With respect to the Cash Management Portfolio, the Adviser hereby accepts the responsibilities for making the determinations required by Rule 2a-7 under the Act to be made by the Trustees of the Trust and which are delegable by the Trustees pursuant to paragraph (e) of such Rule, to the extent that the Trustees may hereinafter delegate such responsibilities to the Adviser.

The Adviser may delegate certain of its duties under this Agreement with respect to a Portfolio to a subadviser pursuant to a written agreement, subject to the approval of the Trustees and a Portfolio’s shareholders, as required by the Act. The Adviser is solely responsible for payment of any fees or other charges to a subadviser arising from such delegation and the Trust shall have no liability therefor.

3.

Expenses.    The Adviser shall pay all of its expenses arising from the performance of its obligations under this Agreement and shall pay any salaries, fees and expenses of the Trustees and any officers of the Trust who are employees of the Adviser. The Adviser shall not be required to pay any other expenses of the Trust, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, fees and expenses of independent attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports, notices and proxy materials to shareholders, expenses of data processing and related services, shareholder recordkeeping and shareholder account service, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of printing and distributing prospectuses, expenses of annual and special shareholders’ meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of Trustees who are not employees of the Adviser or its affiliates, membership dues in the Investment Company Institute, insurance premium dues in the Investment Company Institute, insurance premiums and extraordinary expenses such as litigation expenses.

4.

Compensation.   (a) As compensation for services performed and the facilities and personnel provided by the Adviser under this Agreement, the Trust will pay to the Adviser, promptly after the end of each month for the services rendered by the Adviser during the preceding month, the sum of the amounts set forth in Schedule A attached hereto calculated in accordance with the average daily net assets of the indicated Portfolio.

To the extent required by the laws of any state in which the Trust is subject to an expense guarantee limitation, if the aggregate expenses of any Portfolio in any fiscal year exceed the specified expense limitation ratios for that year (calculated on a daily basis), the Adviser agrees to waive such portion of its advisory fee in excess of the limitation, but such waiver shall not exceed the full amount of the advisory fee for such year except as may be elected by Adviser in its discretion. For this purpose, aggregate expenses of a Portfolio shall include the compensation of the Adviser and all normal expenses, fees and charges, but shall exclude interest, taxes, brokerage fees on portfolio transactions, fees and expenses incurred in connection with the distribution of Trust shares, and extraordinary expenses including litigation expenses. In the event any amounts are so contributed by the Adviser to the Trust, the Trust agrees to reimburse the Adviser for any expenses waived, provided that such reimbursement does not result in increasing the Trust’s aggregate expenses above the aforementioned expense limitation ratios.

The Adviser’s fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio shall be that determined in the manner and on the dates set forth in the current prospectus of the Trust and, on days on which the net assets are not so determined, the net asset computation to be used shall be as determined on the next day on which the net assets shall have been determined.

(b)     Upon any termination of this Agreement on a day other than the last day of the month, the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

5.

Purchase and Sale of Securities.   The Adviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Adviser shall deem appropriate in order to carry out the policies with respect to portfolio transactions as set forth in the Trust’s Registration Statement and its current Prospectus or Statement of Additional Information, as amended from time to time, or as the Trustees may direct from time to time.

Nothing herein shall prohibit the Trustees from approving the payment by the Trust of additional compensation to others for consulting services, supplemental research and security and economic analysis.

6.

Term of Agreement.   This Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date approved by the Trustees of the Trust in respect of such Portfolio, and from year to year thereafter so long as such continuance is approved at least annually (i) by the Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Portfolio with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Portfolio by the vote of a majority of the outstanding voting securities of that Portfolio, or by the Trustees of the Trust which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Portfolio notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Portfolio, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

7.

Termination.   This Agreement may be terminated at any time as to a Portfolio, without payment of any penalty, by the Trustees or by the vote of a majority of the outstanding voting securities (as defined in the Act) of such Portfolio on sixty (60) days’ written notice to the Adviser. Similarly, the Adviser may terminate this Agreement without penalty on like notice to the Trust provided, however, that this Agreement may not be terminated by the Adviser unless another investment advisory agreement has been approved by the Trust in accordance with the Act, or after six months’ written notice, whichever is earlier. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

8.

Reports.   The Adviser shall report to the Trustees, or to any committee or officers of the Trust acting pursuant to the authority of the Trustees, at such times and in such detail as shall be reasonable and as the Board may deem appropriate in order to enable the Trust to determine that the investment policies of each Portfolio are being observed and implemented and that the obligations of the Adviser under this Agreement are being fulfilled. Any investment program undertaken by the Adviser pursuant to this Agreement and any other activities undertaken by the Adviser on behalf of the Trust shall at all times be subject to any directives of the Trustees or any duly constituted committee or officer of the Trust acting pursuant to the authority of the Trustees.

9.

Records.   The Trust is responsible for maintaining and preserving for such period or periods as the Securities and Exchange Commission may prescribe by rules and regulations, such accounts, books and other documents as constitute the records forming the basis for all reports, including financial statements required to be filed pursuant to the Act and for the Trust’s auditor’s certification relating thereto. The Adviser hereby undertakes and agrees to maintain in the form and for the periods required by Rule 31a-2 under the Act, all records relating to the Portfolio’s investments that are required to be maintained pursuant to the requirements of Rule 31a-1 of the Act.

The Adviser and the Trust agree that all accounts, books and other records maintained and preserved by each as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust’s auditors, the Trust or any representative of the Trust, or any governmental agency or other instrumentality having regulatory authority over the Trust. It is expressly understood and agreed that the books and records maintained by the Adviser on behalf of each Portfolio shall, at all times, remain the property of the Trust.

10.

Liability of Adviser.   In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser), the Adviser shall not be subject to liability to the Trust or to any other person for any act or omission in the course of, or connected with, rendering services hereunder including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct or liability under Section 36(b) of the Act, the Trust shall indemnify the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) from any liability arising from the Adviser’s conduct under this Agreement.

Indemnification to the Adviser or any of its personnel or affiliates shall be made when (A) a final decision on the merits rendered, by a court or other body before whom the proceeding was brought, that the person to be indemnified was not liable by reason of disabling conduct or, (B) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of Trustees who are neither “interested persons” of the Trust as defined in Section 2(a)(19) of the Act nor parties to the proceeding (“disinterested, non-party Trustees”), or (b) an independent legal counsel in a written opinion. The Trust may, by vote of a majority of the disinterested, non-party Trustees, advance attorneys’ fees or other expenses incurred by officers, Trustees, investment advisers, subadvisers or principal underwriters, in defending a proceeding upon the undertaking by or on behalf of the person to be indemnified to repay the advance unless it is ultimately determined that such person is entitled to indemnification. Such advance shall be subject to at least one of the following: (i) the person to be indemnified shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the disinterested, non-party Trustees, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts, that there is reason to believe that the person to be indemnified ultimately will be found entitled to indemnification.

11.

Miscellaneous.   Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

The Declaration of Trust establishing the Trust, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust refers to the Trustees collectively as Trustees, not as individuals or personally; and that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust or any Portfolio; but that the Trust Estate shall be liable. Notice is hereby given that nothing contained herein shall be construed to be binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SUNAMERICA SERIES TRUST

By: /s/ JOHN T. GENOY
Name: John T. Genoy
Title: President

SUNAMERICA ASSET MANAGEMENT, LLC

By: /s/ PETER A. HARBECK
Name: Peter A. Harbeck
Title: President and Chief Executive Officer

SUNAMERICA SERIES TRUST

SCHEDULE A

to Investment Advisory and Management Agreement

(Effective October 4, 2017)

PORTFOLIO	FEE RATE (as a % of average daily net asset value)

Aggressive Growth Portfolio	.75% on first $100 million .675% on next $150 million .625% on next $250 million .600% over $500 million

Balanced Portfolio	.70% on first $50 million .65% on next $100 million .60% on next $150 million .55% on next $200 million .50% over $500 million

Blue Chip Growth Portfolio	.70% on first $250 million .65% on next $250 million .60% over $500 million

Capital Growth Portfolio	.90 on first $50 million .85% on nest $150 million .80% over $200 million

Corporate Bond Portfolio	.70% on first $50 million .60% on next $100 million .55% on next $100 million .50% over $250 million

“Dogs” of Wall Street Portfolio	.60%

Emerging Markets Portfolio	1.15% on first $100 million 1.10% on next $100 million 1.05% over $200 million

Equity Opportunities Portfolio	.80% on first $50 million .75% on next $200 million .70% over $250 million

Foreign Value Portfolio	1.025% on first $50 million .865% on next $150 million .775% on next $300million .750% over $500 million

PORTFOLIO	FEE RATE (as a % of average daily net asset value)

Fundamental Growth Portfolio	.85% on first $150 million .80% on next $150 million .70% over $300 million

Global Bond Portfolio	.75% on first $50 million .65% on next $100 million .60% on next $100 million .55% over $250 million

Global Equities Portfolio	.90% on first $50 million .80% on next $100 million .70% on next $150 million .65% over $300 million

Growth-Income Portfolio	.70% on first $50 million .65% on next $100 million .60% on next $150 million .55% on next $200 million .50% over $500 million

Growth Opportunities Portfolio	.75% on first $250 million .70% on next $250 million .65% over $500 million

High-Yield Bond Portfolio	.70% on first $50 million .65% on next $100 million .60% on next $100 million .55% over $250 million

International Diversified Equities Portfolio	.85% on first $250 million .80% on next $250 million .75% over $500 million

International Growth and Income Portfolio	1.00% on first $150 million .90% on next $150 million .80% over $300 million

Mid-Cap Growth Portfolio	.80% on first $100 million .75% over $100 million

Real Estate Portfolio	.80% on first $100 million .75% on next $400 million .70% over $500 million

SA AB Growth Portfolio (formerly, Alliance Growth Portfolio)	.70% on first $50 million .65% on next $100 million .60% over $150 million

PORTFOLIO	FEE RATE (as a % of average daily net asset value)

SA BlackRock VCP Global Multi Asset Portfolio	.860% on first $500 million .840% on next $2.5 billion .790% over $3 billion

SA Fixed Income Index Portfolio	.30%

SA Fixed Income Intermediate Index Portfolio	.300% of net assets

SA Goldman Sachs Multi-Asset Insights Portfolio	.700% on first $500 million .675% on next $500 million .665% thereafter

SA Index Allocation 60/40 Portfolio	.10%

SA Index Allocation 80/20 Portfolio	.10%

SA Index Allocation 90/10 Portfolio	.10%

SA International Index Portfolio	.40%

SA Janus Focused Growth Portfolio (formerly, SA Marsico Focused Growth Portfolio)	.85%

SA JPMorgan MFS Core Bond Portfolio (formerly, Total Return Bond Portfolio and Worldwide High Income Portfolio)	.60%

SA Large Cap Index Portfolio (formerly, Equity Index Portfolio)	.40%

SA Legg Mason BW Large Cap Value Portfolio (formerly, Davis Venture Value Portfolio)	.80% on first $100 million .75% on next $400 million .70% over $500 million

SA Legg Mason Tactical Opportunities Portfolio	.700% on first $500 million .675% on next $500 million .650% on next $1 billion .625% over $2 billion

SA MFS Massachusetts Investors Trust Portfolio (formerly, MFS Massachusetts Investors Trust Portfolio)	.70% on first $600 million .65% on next $900 million .60% over $1.5 billion

SA MFS Total Return Portfolio (formerly, MFS Total Return Portfolio)	.700% on first $50 million .650% on next $450 million .625% for next $250 million .595% for next $250 million .575% over $1 billion

PORTFOLIO	FEE RATE (as a % of average daily net asset value)

SA Mid Cap Index Portfolio	.30%

SA Schroders VCP Global Allocation Portfolio	.850% on first $250 million .830% on next $250 million .790% on next $1 billion .770% over $1.5 billion

SA Small Cap Index Portfolio	.35%

SA T. Rowe Price Asset Allocation Growth Portfolio	0.700% on first $400 million 0.685% on next $500 million 0.660% on next $1 billion 0.635% thereafter

SA T. Rowe Price VCP Balanced Portfolio

.850% on first $200 million

.820% reset at $200 million

.820% on next $300 million

.800% reset at $500 million

.800% on next $500 million

.770% reset at $1 billion

.750% on next $1 billion

.750% reset at $2 billion

.750% over $2 billion

SA VCP Index Allocation Portfolio	.200% on first $500 million .175% thereafter

Small & Mid Cap Value Portfolio	.95% on first $250 million .90% over $250 million

Small Company Value Portfolio	1.00% on first $200 million .92% on next $300 million .90% over $500 million

SunAmerica Dynamic Allocation Portfolio	.25% on first $1.5 billion .22% on next $1.5 billion .20% over $3 billion

SunAmerica Dynamic Strategy Portfolio	.25% on first $1.5 billion .22% on next $1.5 billion .20% over $3 billion

Technology Portfolio	1.00% on first $250 million .95% on next $250 million .90% over $500 million

PORTFOLIO	FEE RATE (as a % of average daily net asset value)

Telecom Utility Portfolio	.75% on first $150 million .60% on next $350 million .50% over $500 million

Ultra Short Bond Portfolio (formerly, Cash Management Portfolio)	.475% on first $100 million .450% on next $400 million .425% on next $500 million .400% over $1 billion

VCP Total Return Balanced Portfolio	.86% on first $750 million .85% on next $750 million .82% over $1.5 billion

VCP Value Portfolio	.925% on first $250 million .900% on next $250 million .875% on next $250 million .800% over $750 million

American Funds Growth SAST Portfolio	.85%

American Funds Global Growth SAST Portfolio	.95%

American Funds Growth-Income SAST Portfolio	.85%

American Funds Asset Allocation SAST Portfolio	.85%

VCP Managed Asset Allocation SAST Portfolio (formerly, Protected Asset Allocation SAST Portfolio)	.95%